Exhibit 99.1

Safety Shot, World’s First Beverage to Reduce Blood Alcohol Content, Announces Launch of New 4-Ounce Bottles

Innovative Formula To Be Available in Portable Format for Enhanced Accessibility and Convenience

JUPITER, FL, June 3, 2024 — Safety Shot, Inc. (Nasdaq: SHOT) (the “Company), announced today the launch of its revolutionary formula in new, convenient 4-ounce bottles. Designed for easy on-the-go use, this new format ensures that customers can enjoy the benefits of Safety Shot’s groundbreaking formula anytime, anywhere.

Safety Shot is a first of its kind functional beverage crafted with Essential B vitamins, antioxidants, electrolytes, and nootropics designed to boost mental clarity, energy and overall mood. Disrupting the industry and creating a category of one, Safety Shot is the world’s first beverage to reduce blood alcohol content by supporting its metabolism in as little as 30 minutes. The 4-ounce bottles are perfect for individuals with busy lifestyles who seek the same trusted benefits of Safety Shot’s original formula in more portable options.

“We are excited to offer our customers more convenient options to enjoy the benefits of Safety Shot,” said Josh Wagner, Chief Revenue Officer of Safety Shot. “Our new 4-ounce bottles are designed to fit seamlessly into any routine, ensuring that our customers can carry our revolutionary formula at ease, no matter where they are.”

The new 4-ounce bottles will be available in Q3 in convenience stores and liquor stores across the United States where Safety Shot is sold.

For more information, visit www.drinksafetyshot.com.

About Safety Shot, Inc

Safety Shot, Inc., a wellness and dietary supplement company, has developed Safety Shot, the first patented wellness product on Earth that lowers blood alcohol content by supporting its metabolism, while boosting clarity, energy and overall mood. Safety Shot is available for purchase online at DrinkSafetyShot.com and Amazon. The Company is introducing business-to-business sales of Safety Shot to distributors, retailers, restaurants, and bars throughout 2024.

Media and Investor Contact:

Autumn Communications

Jessica Weinberger

Phone: 916-677-7495

Email: shot@autumncommunications.com

Medon Michaelides

Investor Relations

Phone: 561-244-7100

Email: investors@drinksafetyshot.com